Exhibit 10.37(c)

CONTINUING GUARANTY

This CONTINUING GUARANTY (this “Guaranty”), dated as of June 7, 2021, is executed by VINTAGE WINE ESTATES, INC., a Nevada corporation (“Guarantor”), in favor of BANK OF THE WEST, in its capacity as administrative agent and collateral agent for the Lenders (as hereinafter defined) (in such capacity, together with its successors and assigns in such capacity, “Agent”), in light of the following facts:

R E C I T A L S:

WHEREAS, pursuant to that certain Amended and Restated Loan and Security Agreement, dated as of April 13, 2021, among VINTAGE WINE ESTATES, INC., a California corporation (“Borrower Agent”), each other Subsidiary of Borrower Agent party to the Loan Agreement referenced below, as amended, together with Borrower Agent, each a “Borrower” and, collectively “Borrowers”, the financial institutions party hereto, and BANK OF THE WEST, as administrative agent for the Lenders (in such capacity, “Agent”) (as amended, modified, restated or supplemented from time to time, the “Loan Agreement”), Agent and the Lenders have provided, and shall continue to provide, certain financial accommodations to Borrowers;

WHEREAS, pursuant to that certain Joinder Agreement (“Joinder Agreement”) dated as of even date herewith by and among Guarantor, Borrower Agent and each Borrower, Agent and the Lender, Guarantor shall become “Holdings” under the Loan Agreement as of the date hereof.

WHEREAS, the Guarantor acknowledges that it is an integral part of a consolidated enterprise and that it will receive direct and indirect benefits from the availability of the credit facility provided for in the Loan Agreement, from the making of the Loans by the Lenders and from the issuance of the Letters of Credit by the Issuing Bank;

WHEREAS, in order to induce Agent and Lenders to enter into the Joinder Agreement, and to continue to provide financial accommodations to Borrowers pursuant to the Loan Agreement and the other Loan Documents (as defined in the Loan Agreement), Guarantor has agreed to guaranty the Obligations (as defined in the Loan Agreement);

NOW, THEREFORE, for valuable consideration hereby acknowledged, the parties agree as follows:

1. Definitions. Any capitalized term not otherwise defined in this Guaranty shall have the meaning given to the term in the Loan Documents.

2. Guaranty. Guarantor guarantees to Agent and Lenders the timely (whether as scheduled or upon acceleration) payment when due and performance of the Obligations, whenever and however they may arise (the “Guaranteed Obligations”). If Borrowers fail to pay or perform any of the Guaranteed Obligations, Guarantor will immediately pay or perform such Guaranteed Obligation.

3. Agent’s and Lenders’ Direct Rights.

3.1 Guaranty of Payment. This is a guaranty of payment and performance and is not a guaranty of collection.

3.2 Direct Rights Against Guarantor. Upon the occurrence and during the continuance of an Event of Default (as defined in the Loan Agreement), Agent may, and at the direction of the Required Lenders shall, enforce its rights under this Guaranty without first seeking to obtain payment or performance from or without resorting to: (i) Guarantor (the undersigned), meaning that Agent may delay, in Agent’s or Required Lenders’ sole and complete discretion, in the exercise of rights against Guarantor; (ii) Borrowers; (iii) any other guarantor; (iv) any Collateral Agent may hold for the Guaranteed Obligations; or (v) any other remedy or right that Agent or Lenders may have.

3.3 Borrowers’ Bankruptcy. Upon the occurrence and during the continuance of an Event of Default (as defined in the Loan Agreement), Agent, for the benefit of the Lenders, may immediately pursue its rights under this Guaranty, even though Agent and Lenders may be stayed from accelerating or collecting the Guaranteed Obligations from Borrowers.

3.4 Waiver of Priority of Collection. Guarantor waives any rights Guarantor may have to require Agent or Lenders to proceed against the Borrowers or to pursue any other remedy in Agent’s or Lenders’ power which Guarantor cannot pursue and which would reduce Guarantor’s burden. In addition, Guarantor waives Guarantor’s right to benefit from every security which now or hereafter exists for the performance of the Guaranteed Obligations or for the performance of any other guarantor’s obligations owing to Agent or Lenders. If Agent decides to proceed first to exercise any other remedy or right, or to proceed against another Person or any Collateral, Agent retains all of Agent’s rights under this Guaranty.

4. Continuing Guaranty and Revocation. This Guaranty guarantees the Guaranteed Obligations, including Borrowers’ existing Obligations under the Loan Documents, as well as all future advances made under the Loan Documents. This Guaranty also guarantees Borrowers’ future liability under successive transactions which either continue the Guaranteed Obligations or from time to time renew some or all of them after having been satisfied, and to that extent is a continuing guaranty of the Guaranteed Obligations. Guarantor may not terminate or revoke this Guaranty until: (i) Full Payment of the Obligations, and (ii) all of the Loan Documents are no longer in effect. Guarantor irrevocably waives any right Guarantor has, including any rights under California Civil Code Section 2815, to terminate or revoke the continuing nature of this Guaranty and its application to any Guaranteed Obligations arising after any attempt to terminate this Guaranty.

5. No Notice Required. Guarantor will not be released or exonerated from Guarantor’s obligations under this Guaranty if Guarantor is not notified by Agent or the Lenders of these events: (i) Borrowers’ failure to pay timely any amount owed under any of the Loan Documents or to pay or perform any of the other Guaranteed Obligations; (ii) Borrowers’ failure to perform any other obligation under any of the Loan Documents; (iii) any adverse change in Borrowers’ financial condition of business; (iv) Agent’s acceptance of this Guaranty; or (v) any other notices to which Guarantor might be entitled.

6. Guarantor’s Additional Waivers. Guarantor waives any right Guarantor may have to require any of the following acts: demand; presentment; diligence; protest; notice of dishonor; and any other notice to which Guarantor may be entitled.

7. No Release of Guarantor. Agent and Lenders may do or suffer any of the following, by action or inaction, without releasing or exonerating Guarantor from any of Guarantor’s obligations under this Guaranty and without notifying Guarantor of any of the following: (i) renew, extend, rearrange, alter, impair, suspend or otherwise modify any of the other Loan Documents, any of the Guaranteed Obligations or any of the rights or remedies of Agent or Lenders under the Loan Documents; (ii) release Borrowers or any other guarantor from any of the Guaranteed Obligations; (iii) sell, release, subordinate, impair, suspend, waive or otherwise fail to obtain, perfect or realize upon (or continue the perfection of) a security interest in any Collateral for any of the Guaranteed Obligations, this Guaranty or any other guaranty of the Guaranteed Obligations; (iv) exercise Agent’s or Lenders’ rights in any Collateral for any of the Guaranteed Obligations, this Guaranty or any other guaranty of the Guaranteed Obligations in any order that Agent or a Lender may elect in its sole discretion; (v) advance additional funds to or for the benefit of Borrowers; (vi) foreclose on any Collateral for the Guaranteed Obligations, or any portion thereof (including any Collateral provided under a deed of trust) or a guaranty of the Guaranteed Obligations, or any portion thereof in a manner that diminishes, impairs or precludes the right of Guarantor to enjoy any rights of subrogation against Borrowers or any other guarantor, or to obtain reimbursement, performance, or indemnification for payment or performance under this Guaranty (in this connection, Guarantor waives any rights and defenses arising out of an election of remedies by Agent or Lenders (other than a defense of payment), even though that election of remedies, such as nonjudicial foreclosure with respect to security for a Guaranteed Obligation or any other guaranty, has destroyed Guarantor’s rights of subrogation and reimbursement against Borrowers or any other guarantor by operation of law and, in addition, Guarantor waives any defenses arising under Uniform Commercial Code Sections 1103 and 9601 et seq.); (vii) permit or suffer the impairment of any of the Guaranteed Obligations in a case under the Bankruptcy Code by or against Borrowers; (viii) make an election under Bankruptcy Code Section 1111(b)(2) in a case by or against Borrowers; (ix) permit or suffer the creation of secured or unsecured credit or debt under Bankruptcy Code Section 364 in a case by or against Borrowers; (x) permit or suffer the disallowance, avoidance or subordination of any of the Guaranteed Obligations or Collateral for any of the Guaranteed Obligations; (xi) fail to exercise any right or remedy Agent or Lenders may have with respect to the payment or performance of, any of the Loan Documents or any of the Guaranteed Obligations; or (xii) fail to obtain a guaranty, other assurance of payment, or credit enhancement from any other person.

Without limiting any of the foregoing, Guarantor waives (i) all rights and defenses arising out of an election of remedies by Agent or any Lender, even though that election of remedies, such as a nonjudicial foreclosure with respect to security for the Guaranteed Obligations, has destroyed Agent’s or such Lender’s rights of subrogation and reimbursement against any Borrower, any other guarantor or any other Person by the operation of Section 580d of the California Code of Civil Procedure, any comparable statute, or otherwise, and (ii) all rights and defenses that Guarantor may have because the Guaranteed Obligations are or become secured by Real Estate, which means, among other things: (a) Agent and Lenders may collect from Guarantor without first foreclosing on any Real Estate Collateral or personal property Collateral pledged by any Borrower or any guarantor and (b) if Agent or any Lender forecloses on any Real Estate pledged by any Borrower or any guarantor: (I) the amount of the Guaranteed Obligations may be reduced only by the price for which such Real Estate is sold at the foreclosure sale, even if such Real Estate is worth more than the sale price; and (II) Agent and Lenders may collect from Guarantor even if Agent or Lenders, by foreclosing on such Real Estate, have destroyed any right Guarantor may have to collect from the Borrowers or any other guarantor. The foregoing is an unconditional and irrevocable waiver of any rights and defenses Guarantor may have because the Obligations are secured by Real Estate. These rights and defenses include, but are not limited to, any rights or defenses based upon Section 580a, 580b, 580d or 726 of the California Code of Civil Procedure or any comparable statutes. As provided in Section 11.6, this Guaranty shall be governed by, and construed in accordance with, the laws of the state of New York. The foregoing provisions are included solely out of an abundance of caution and shall not be construed to mean that any of the above referenced provisions of California law are in any way applicable to this Guaranty or the Guaranteed Obligations.

8. Waiver of Subrogation, Reimbursement, Performance and Indemnification. Unless and until Full Payment of the Guaranteed Obligations, Guarantor waives and shall not seek to exercise any of the following rights that Guarantor may have against Borrowers, any other guarantor, or any Collateral provided by Borrowers or any other guarantor, for any amounts paid by Guarantor, or acts performed by Guarantor under this Guaranty: (i) all rights that Guarantor may have, upon satisfying the Guaranteed Obligations, or any portion thereof, to enforce any remedies which Agent or Lenders then have against Borrowers and to require any other guarantor to contribute to the amount paid by Guarantor in connection with this Guaranty (including, without limitation, any right of subrogation, whether contractual, under Section 509 of the Bankruptcy Code, other similar insolvency laws or arrangements, or otherwise); (ii) all rights that Guarantor may have to the benefit of any security for the performance of the Guaranteed Obligations or the performance by any other guarantor of the Guaranteed Obligations; (iii) all rights of reimbursement from Borrowers for the amounts paid by Guarantor in connection with the Guaranteed Obligations (including costs and expenses); (iv) any right to compel a Borrower or any other guarantor to perform the Guaranteed Obligations when due; or (v) all rights of indemnification from Borrowers, any other guarantor or any other third party. Guarantor irrevocably waives and releases Borrowers from all “claims” (as defined in Section 101(4) of the Bankruptcy Code) to which Guarantor is or would be entitled by virtue of this Guaranty of the Guaranteed Obligations or the payment of all or a portion of the Guaranteed Obligations by Guarantor pursuant to this Guaranty.

The provisions of this Section 8 shall remain in full force and effect and Guarantor shall not exercise any of the rights set forth in this Section 8 until all of the Loan Documents have been terminated or expired by their terms and Full Payment has been made of all Guaranteed Obligations.

9. Subordination of Debt. Guarantor acknowledges that any and all present and future Debt of any Borrower owing to Guarantor is subordinated pursuant to the terms and conditions of the Intercompany Subordination Agreement (as defined in the Loan Agreement) until: (i) Full Payment of the Obligations, and (ii) all of the Loan Documents are no longer in effect.

10. Default. Upon the occurrence and continuance of an Event of Default under the Loan Agreement which is not timely cured during any applicable cure period, Agent may, without notice to Borrowers or Guarantor, declare any or all of the Guaranteed Obligations, whether or not then due, immediately due and payable by Guarantor under this Guaranty, and Agent shall be entitled to enforce the obligations of Guarantor hereunder.

11. Miscellaneous.

11.1 Revival of Debt. Notwithstanding any revocation of this Guaranty, Guarantor’s obligations under this Guaranty shall include (and shall be increased by) the amount returned by Agent or Lenders which was previously paid by Borrowers or any other guarantor of any of the Guaranteed Obligations prior to the effectiveness of such revocation because of the application of the Bankruptcy Code, any fraudulent transfer law, or any law respecting preferences.

11.2 Effect of Compliance. Guarantor’s compliance with any of the provisions of this Guaranty will not reduce or affect in any manner the liability of Guarantor under any of the other provisions of this Guaranty.

11.3 No Marshalling. Agent and Lenders have no obligation to marshall any assets in favor of Guarantor, or against or in payment of: (i) any of the Guaranteed Obligations, or (ii) any other obligation owed to Agent or Lenders by Guarantor, Borrowers, or any other Person.

11.4 Fees and Costs. In the event of any dispute between Guarantor and Agent under this Guaranty, the prevailing party shall be entitled to recover all of its reasonable documented fees and reasonable documented out-of-pocket costs incurred in enforcing this Guaranty, including its reasonable documented out-of-pocket attorneys’ fees (including without limitation any reasonable documented out-of-pocket attorneys fees’ incurred in connection with any probate claim, bankruptcy claim, and complaint for relief from any stay under the Bankruptcy Code or otherwise).

11.5 Assignment. Guarantor may not assign Guarantor’s obligations or liabilities under this Guaranty. Subject to the preceding sentence, this Guaranty shall be binding upon the parties hereto and their respective successors and assigns and shall inure to the benefit of the parties hereto and their respective successors and assigns. Agent and Lenders may assign their rights under this Guaranty.

11.6 Applicable Law; Consent to Forum. THE LAWS OF THE STATE OF CALIFORNIA WILL APPLY TO THE INTERPRETATION AND ENFORCEMENT OF THIS GUARANTY (BUT GIVING EFFECT TO FEDERAL LAWS RELATING TO NATIONAL BANKS). EACH PARTY HERETO HEREBY CONSENTS TO THE NON-EXCLUSIVE JURISDICTION OF ANY FEDERAL OR STATE COURT SITTING IN OR WITH JURISDICTION OVER LOS ANGELES, CALIFORNIA, IN ANY PROCEEDING OR DISPUTE RELATING IN ANY WAY TO THIS GUARANTY, AND AGREES THAT ANY SUCH PROCEEDING SHALL BE BROUGHT BY IT SOLELY IN ANY SUCH COURT. EACH PARTY HERETO IRREVOCABLY WAIVES ALL CLAIMS, OBJECTIONS AND DEFENSES THAT IT MAY HAVE REGARDING SUCH COURT’S PERSONAL OR SUBJECT MATTER JURISDICTION, VENUE OR INCONVENIENT FORUM. EACH PARTY

HERETO IRREVOCABLY CONSENTS TO SERVICE OF PROCESS IN THE MANNER PROVIDED FOR NOTICES IN SECTION 14.3.1 OF THE LOAN AGREEMENT. Nothing herein shall limit the right of Agent or any Lender to bring proceedings against any Guarantor in any other court, nor limit the right of any party to serve process in any other manner permitted by Applicable Law. Nothing in this Guaranty shall be deemed to preclude enforcement by Agent of any judgment or order obtained in any forum or jurisdiction.

11.7 Integration. This Guaranty is the entire agreement of Guarantor with respect to the subject matter of this Guaranty and supersedes all prior understandings and agreements among the parties relating to the subject matter hereof.

11.8 Rights Cumulative. All of Agent and Lenders’ rights under this Guaranty are cumulative. The exercise of any one right does not exclude the exercise of any other right given in this Guaranty or any other right of Agent or Lenders not set forth in this Guaranty.

11.9 Rules of Construction. Section 1.4 of the Loan Agreement will apply hereto.

11.10 Severability. If any provision of this Guaranty is unenforceable, or otherwise invalid, the remaining provisions of this Guaranty shall be enforced to the fullest possible extent.

11.11 Notices. Any notice given in connection with this Guaranty shall be in writing addressed to the respective party at its address set forth below its signature on the signature pages of this Guaranty and may be personally served, telecopied or sent by overnight courier service or United States certified mail, postage prepaid; provided, however, that any notice of revocation of this Guaranty may only be sent by United States certified mail, postage prepaid. Notices shall be deemed to have been given: (a) if delivered in person, when delivered; (b) if delivered by telecopy, on the date of transmission if confirmed and if transmitted on a Business Day before 4:00 p.m. (Los Angeles time) or, if not, on the next succeeding Business Day; (c) if delivered by overnight courier, two days after delivery to such courier properly addressed; or (d) if by United States certified mail, five Business Days after depositing in the United States mail, with postage prepaid and properly addressed. The address for notices may be changes by delivering written notice of such change in accordance with this Section.

11.12 Headings; Number; Gender. Section headings used in this Guaranty are for convenience only. They are not a part of this Guaranty and shall not be used in construing this Guaranty. Wherever appropriate in this Guaranty, the singular shall be deemed to also refer to the plural, and the plural to the singular.

11.13 Review of Documents. Guarantor has been presented with, and has had reasonable opportunity to review, each and every Loan Document.

11.14 Counterparts. This Guaranty may be executed in counterparts, each of which shall be deemed an original, but all of which, when taken together, shall be deemed one and the same agreement. Delivery of a signature page by telecopy or other electronic means shall be as effective as delivery of a manually executed counterpart of such agreement.

12. Acknowledgment of Waivers and Loss of Defenses.

12.1 Guarantor acknowledges that certain provisions of this Guaranty operate as waivers of rights that Guarantor would otherwise have under Applicable Law. Other provisions permit Agent to take actions that Agent would otherwise not have a right to take, to fail to take actions that Agent would otherwise have an obligation to take, or to take actions that may prejudice Guarantor’s rights and obligations under this Guaranty and against the Borrowers. In the absence of these provisions Guarantor might have defenses against Guarantor’s obligations under this Guaranty. These defenses might permit Guarantor to avoid some or all of Guarantor’s obligations under this Guaranty.

12.2 Guarantor intends by the waivers and other provisions of this Guaranty, including the acknowledgement set forth in this Section, to be liable to the greatest extent permitted by law for all of the Guaranteed Obligations. Guarantor intends to have this liability even if the terms of the Loan Documents change or if Guarantor does not have any rights against Borrowers.

13. Judicial Reference Provision. With the exception of the items specified below, any controversy, dispute or claim between the parties relating to this Agreement or any other document, instrument or transaction between the parties (each, a Claim), will be resolved by a reference proceeding in California pursuant to Sections 638 et seq. of the California Code of Civil Procedure (“CCP”), or their successor sections, which shall constitute the exclusive remedy for the resolution of any Claim, including whether the Claim is subject to reference. Venue for the reference will be subject to Section 11.6 above. The following matters shall not be subject to reference: (i) nonjudicial foreclosure of any security interests in real or personal property, (ii) exercise of self-help remedies (including without limitation set-off), (iii) appointment of a receiver, and (iv) temporary, provisional or ancillary remedies (including without limitation writs of attachment, writs of possession, temporary restraining orders or preliminary injunctions). The exercise of, or opposition to, any of the above does not waive the right to a reference hereunder.

The referee shall be selected by agreement of the parties. If the parties do not agree, upon request of any party a referee shall be selected by the Presiding Judge of the Court. The referee shall determine all issues in accordance with existing case law and statutory law of the State of California, including without limitation the rules of evidence applicable to proceedings at law. The referee is empowered to enter equitable and legal relief, and rule on any motion which would be authorized in a court proceeding, including without limitation motions for summary judgment or summary adjudication. The referee shall issue a decision, and pursuant to CCP §644 the referee’s decision shall be entered by the Court as a judgment or order in the same manner as if tried by the Court. The final judgment or order from any decision or order entered by the referee shall be fully appealable as provided by law. The parties reserve the right to findings of fact, conclusions of law, a written statement of decision, and the right to move for a new trial or a different judgment, which new trial if granted, will be a reference hereunder. AFTER CONSULTING (OR HAVING THE OPPORTUNITY TO CONSULT) WITH COUNSEL OF ITS CHOICE, EACH PARTY AGREES THAT ALL CLAIMS RESOLVED UNDER THIS REFERENCE PROVISION WILL BE DECIDED BY A REFEREE AND NOT A JURY.

[Signature page(s) to follow]

IN WITNESS WHEREOF, Guarantor has executed this Guaranty as of the date first above written.

VINTAGE WINE ESTATES, INC., a Nevada corporation

By:	/s/ Pat Roney
Pat Roney
President
Address:	937 Tahoe Boulevard Incline Village, NV 89451 Attn: Pat Roney Cc: Eric Miller

Continuing Guaranty – VWE Nevada

Agent hereby accepts this Guaranty as of the date first above written.

BANK OF THE WEST

By:	/s/ Eric Andersen
Name:	Eric Andersen
Title:	Vice President

Address:	300 S. Grand Ave, 12th Floor Los Angeles, CA 90071 Attn: Eric Andersen Telecopy:

Continuing Guaranty – VWE Nevada